Exhibit (a)(5)(E)

News Release

CONTACT:

D’Anthony White, Blackboard Inc.

202.303.9314 or

danthony.white@blackboard.com

Blackboard Announces Expiration of Hart-Scott-Rodino Waiting Period for Proposed Acquisition of Higher One Holdings, Inc.

WASHINGTON, July 25, 2016 – Blackboard Inc., the world’s leading education technology company for teaching, learning and student engagement, today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act for its affiliate’s proposed acquisition of Higher One Holdings, Inc. (NYSE: ONE) has expired.

The expiration of the waiting period satisfies one of the conditions to the previously announced tender offer for all issued and outstanding shares of common stock of Higher One, which will expire at 9:00 A.M., New York City time, on Thursday, August 4, 2016, unless the offer is extended or earlier terminated. The completion of the tender offer is also subject to the tender of at least a majority of Higher One’s issued and outstanding shares of common stock and other customary closing conditions described in the tender offer statement on Schedule TO filed by Blackboard’s affiliate with the Securities and Exchange Commission on July 7, 2016.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. Winchester Acquisition Corp. (“Purchaser”), a direct wholly-owned subsidiary of Winchester Acquisition Holdings Corp. (“Blackboard Acquisition”) that is wholly owned by the holding company that owns Blackboard Inc. (“Blackboard”), has filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Higher One Holdings, Inc. (“Higher One”) has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Investors and stockholders should read those filings carefully as they contain important information about the tender offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained without charge by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (800) 884-5101 (banks and brokers call (212) 269-5550) or by e-mail at higherone@dfking.com.

About Blackboard Inc.

Blackboard is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. For more information about Blackboard, follow us on Twitter @Blackboard.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements concerning Blackboard and its affiliates, Higher One and the proposed transaction, which describe or are based on current expectations. Actual results may differ materially from these expectations. Any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “will,” and similar expressions) should also be considered to be forward-looking statements. Such forward-looking statements include the ability of Blackboard and Higher One to complete the transactions contemplated by the Agreement and Plan of Merger, dated June 29, 2016 (the “Merger Agreement”), by and among Purchaser, Blackboard Acquisition and Higher One, including the satisfaction of the conditions to the transaction set forth in the Merger Agreement. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; the possibility that various conditions to the consummation of the tender offer or the merger may not be satisfied or waived; the effects of disruption from the transactions on the respective businesses of Blackboard and Higher One and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, customers and other business partners; and other risks and uncertainties pertaining to the business of Higher One detailed in its filings with the SEC from time to time. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect the respective businesses of Blackboard and Higher One, including, in the case of Higher One, those mentioned in the risk factors and other cautionary statements in Higher One’s 2015 Annual Report for fiscal year 2015 on Form 10-K, Quarterly Report for the quarter ended March 31, 2016 on Form 10-Q and in other reports filed with the SEC. The reader is cautioned not to rely unduly on these forward-looking statements. Blackboard and its affiliates and Higher One expressly disclaim any intent or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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